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                                                            EXHIBIT 10.3(ii)



                                January 23, 1997





Mr. William T. Blair
Diebold, Incorporated


RE:  CONFIRMATION OF PRE- AND POST-RETIREMENT AGREEMENTS

Dear Bill:

         As your retirement draws near, it is prudent that we reduce to writing our various understandings concerning your status and willingness to act as a Consultant for Diebold, Incorporated thereafter.

         First, I want to thank you for delaying your retirement until February 28, 1997. I know you wished to leave in 1995 in order to spend more time with your family. Your willingness to assist us in your transition has been deeply appreciated by all.

I.  PRE-RETIREMENT AGREEMENTS
    -------------------------

         For delaying your retirement, we previously agreed to the following which is in addition to any other compensation and benefits for which you are otherwise eligible upon retirement:

1. An additional 18 months of service, at the time of your February 28, 1997 retirement, will be granted to you under the Supplemental Employee Retirement Plan. Your total number of additional months of service under the Supplemental Employee Retirement Plan will then be 35.

2. Your financial planning assistance from Investors Advisors International will be continued at the Company's expense through December 31, 1997.

3. Diebold will provide you with a golf membership at Glenmoor Country Club. The Brookside County Club membership stock certificate now in your name shall be permanently transferred to you upon your retirement and the payment of $6,000. You will pay for any costs, including income taxes, associated with these memberships.


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Confirmation of Pre- and Post-Retirement Agreements
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4.       You will be given the company car presently assigned to you on an "as is" basis. The value of this vehicle will be treated as taxable income to you.

II.      INTERIM ACCRUALS
         ----------------
         Since your continued additional employment has resulted in the accrual of some of the compensation and benefits we had previously discussed, there is no need to recite them in detail. These include:

1. Your restricted stock, the restrictions on the balance of which will lapse later this month.

2. Stock options under the 1972 program which you must exercise within 180 days of retirement.

3. Stock options under the 1991 program which you must exercise within the balance of the applicable ten year grant term.

4. Payment for earnings, if any, under the 1996-1997-1998 Long Term Incentive Plan shall be pro-rated based on your completion of 14/36ths of the three year term. Payment under the 1995-1996-1997 Long Term Incentive Plan shall be handled per item III.3.b. below.

5. Your life insurance coverage under the Split Dollar Agreement dated as of May 24, 1995 will continue after your retirement.

6. Your eligibility for earnings, if any, under the Annual Incentive Plan for 1996.

III.  POST-RETIREMENT CONSULTATION
      ----------------------------
         Effective upon your February 28, 1997 retirement, you shall act as a Consultant to Diebold, Incorporated through December 31, 1997. You will perform executive consulting services on an "as needed" basis when requested by me or my designee. Such services shall include but not be limited to:

1. Coordinating the transition of responsibilities for the North American Sales and Service Group to David Bucci to ensure the continued growth of NASS.

2. Providing executive consulting services in matters relating to the IBM/Diebold partnership.

3. Providing other consulting services as requested by me, my designee and/or other senior officers of Diebold, Incorporated.

         For consulting services you will be compensated as follows:
         a. You will be paid $1,500.00 per day, in addition to your reasonable expenses.
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Confirmation of Pre- and Post-Retirement Agreements
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          b.   You will be given credit for all of 1997 in calculating your earnings, if any, under the 1995-1996-1997 Long Term Incentive Plan. If earned, this will be paid to you at the same time as other recipients and will be subject to withholding taxes.

          c. You and your spouse will continue to be covered under the Diebold medical and dental plans through December 31, 1997 subject to your payment of the monthly premium contribution of $81.00. You have the right under COBRA to continued participation in these coverages for eighteen months beginning January 1, 1998, subject to a monthly premium.

         Your consulting services shall be subject to my direction or that of my designee. Such services shall be to our reasonable satisfaction and shall be performed with your usual excellence.

         As with other Consultants, you shall be an independent contractor and not an employee of Diebold, Incorporated. Likewise, you will be expected to maintain the confidentiality of all proprietary information of Diebold or those with whom it does business.

         I trust this accurately describes our various understandings and undertakings. If so, please acknowledge your agreement by signing where designated below.

         I want to thank you again for your valued service to Diebold over the years and in the future.

                                                 Sincerely,

                                                 DIEBOLD, INCORPORATED



                                                 Robert W. Mahoney
                                                 Chairman of the Board and
                                                 Chief Executive Officer


ACCEPTED BY:


--------------------------------
William T. Blair


Dated:
      ---------------------------